EXHIBIT 1.4

SEARS CREDIT ACCOUNT MASTER TRUST II
MASTER TRUST CERTIFICATES
PRICING AGREEMENT
CLASS B

Dated: June 7, 2000

To:	SRFG, Inc. (the "Company") as Seller under the Pooling and Servicing Agreement dated as of July 31, 1994, as amended.
Re:	Underwriting Agreement dated June 7, 2000 (the "Agreement") (a copy of which is attached hereto).
Title:	Sears Credit Account Master Trust II, $60,000,000, 7.50% Class B Master Trust Certificates, Series 2000-1.

Initial Principal Amount of Certificates:

$60,000,000 Class B Master Trust Certificates, Series 2000-1

Class B Expected Final Payment Date:

December 2003 Distribution Date

Series and Class Designation of Designated Securities:

7.50% Class B Master Trust Certificates, Series 2000-1 (the "Class B Certificates")

Certificate Rating:
Class B Certificates:	A2 by Moody's Investors Service, Inc.
A by Standard & Poor's Ratings Services

Aggregate Principal Receivables in the Accounts in the Trust as of the last day of the Due Period ending in May 2000:

$8,941,214,187

Date of Series Supplement:

June 15, 2000

Certificate Rate:

Class B Certificates: 7.50% per annum.

Terms of Sale:

The purchase price for the Designated Securities to the Underwriter(s), named in Schedule 1 hereto, will be the percentage set forth below of the aggregate initial principal amount of the Certificates, as set forth above, plus accrued interest at the applicable Certificate Rate from the Time of Delivery.

Class B Certificates: 99.522958%

The Underwriter(s) names in Schedule 1 hereto will offer the Class B Certificates from time to time for sale in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices; provided, however, that the first price at which a substantial amount of the securities shall be sold shall exceed 99.250% of the aggregate initial principal amount of the Class B Certificates, plus accrued interest at the applicable Certificate Rate from the Time of Delivery.

Closing Location:
Sears, Roebuck and Co. 3333 Beverly Road Hoffman Estates, Illinois 60179

Time of Delivery

8:30 A.M., Chicago Time, on June 15, 2000, or any such other time as may be agreed upon in writing.

Address of the Underwriter for notices:
Chase Securities Inc. 270 Park Avenue, 7th Floor New York, New York 10017

Additional Agreements:

(a) Notwithstanding anything in the Agreement or in this Pricing Agreement to the contrary, the Agreement and this Pricing Agreement (collectively, the "Class B Underwriting Agreement") constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Class B Certificates. This Pricing Agreement may be amended only by written agreement of the parties hereto.

(b) Notwithstanding anything in the Agreement to the contrary, the Underwriters named in Schedule 1 hereto agree that (i) the Company and Sears may enter into that certain Pricing Agreement of even date herewith (collectively with the Underwriting Agreement dated March 12, 1999 among the Company, Sears and the representative of the Class A Underwriters (as defined herein), the "Class A Underwriting Agreement"), with respect to the purchase and sale of the Class A Master Trust Certificates, Series 2000-1 (the "Class A Certificates"), and (ii) the Company may enter into one or more Class A Purchase Agreements of even date herewith, collectively with respect to $175,000,000 aggregate principal amount of Class A Certificates (the "Class A Purchase Agreements"), and may consummate the transactions contemplated thereby. It is a condition to the effectiveness of the Class B Underwriting Agreement that the Class A Underwriting Agreement be duly executed and delivered by the parties thereto.

(c) If an underwriter under the Class A Underwriting Agreement (a "Class A Underwriter") or a purchaser under a Class A Purchase Agreement (a "Class A Purchaser") shall default in its obligations to purchase the Class A Certificates, the Company shall have the right to postpone the Time of Delivery for the Class B Certificates for a period of not more than ten days, in order to procure another party or other parties to purchase such Class A Certificates and to effect whatever changes may thereby be made necessary in the Registration Statement or Prospectus as amended or supplemented, or in any other documents or arrangements, and the Company agrees to file promptly any amendments or supplements to the Registration Statement or the Prospectus which may thereby be necessary.

(d) The purchase and sale of the Class B Certificates shall occur concurrently with, and shall be conditioned upon, the purchase and sale of the Class A Certificates. Notwithstanding anything in the Agreement to the contrary, if the Class A Underwriting Agreement terminates because of the default of a Class A Underwriter, or a Class A Purchase Agreement terminates because of a default by a Class A Purchaser, the Company shall not be under any liability to any Underwriter with respect to the Class B Certificates covered hereby except as provided in Section 6(e) and Section 8 of the Agreement.

The Underwriter named in Schedule 1 hereto agrees, subject to the terms and provisions of the Agreement, which is incorporated by reference herein and made a part hereof, to purchase the principal amount of the Designated Securities set forth opposite its name in Schedule 1.

Very truly yours,
CHASE SECURITIES INC.

By: /s/William J. Haley William J. Haley Managing Director

Accepted:

SRFG, INC.

By: /s/Keith E. Trost

SEARS, ROEBUCK AND CO.

By: /s/Larry R. Raymond

SCHEDULE 1

Underwriter	Principal Amount of Class B Certificates to be Purchased
Chase Securities Inc.	$60,000,000
Total:	$60,000,000